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LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Preliminary and Unaudited)
(In millions, except per share data)
                                     Eight         Nine Months Ended
                                    Months   September 30, 1993 (Note 1)
                                     Ended
                                    August    Lehman   Businesses
                                      31,    Business    Sold       Total
                                     1994

Revenues:
 Market making and principal       $1,054    $1,350      $  323    $1,673
 Investing banking                    421       556         171       727
 Commissions                          332       361         828     1,189
 Interest and dividends             4,547     4,227         161     4,388
 Other                                 41        60         412       472
   Total revenues                   6,395     6,554       1,895     8,449
 Interest expense                   4,365     3,899         143     4,042
   Net revenues                      2030     2,655       1,752     4,407
Non-interest expenses:
 Compensation and benefits          1,057     1,382       1,164     2,546
 Communications                       135       141         130       271
 Brokerage, commissions and           178       188         (20)      168
  clearance fees
 Occupancy and equipment              115       122          93       215
 Professional services                122       116          42       158
 Advertising and market                85        94          34       128
development
 Depreciation and amortization         86        78          46       124
 Other                                 76       100         146       246
 Severance charge                      33
 Spin-off expenses                     15
 Loss on sale of Shearson                                   535       535
 Reserves for non-core businesses                32         120       152
   Total non-interest expenses      1,902     2,253       2,290     4,543
Income (loss) from continuing
operations before
   taxes and cumulative effect of     128         402     (538)     (136)
 change in accounting principle
   Provision for income taxes          48         161      108       269
Income (loss) from continuing
operations before                      80         241     (646)     (405)
 cumulative effect of change in
accounting principle
Income from discontinued
operations, net of taxes:                                   24        24
   Income from operations
   Gain on disposal                                        165       165
Net Income from discontinued                               189       189
operations
Income (loss) before cumulative
effect of change in                    80      241        (457)     (216)
 accounting principle
   Cumulative effect of change in     (13)
accounting principle
Net Income (loss)                      67      241        (457)     (216)

   Preferred stock dividends           27       36                    36
Net income (loss) applicable to    $   40   $  205      $ (457)   $ (252)
common stock
Number of shares used in per share
 computation (Note 2)               107.0                        105.7

Earnings per common share:
   Income (loss) from continuing
operations before                  $ .49                       $ (4.17)
     cumulative effect of change
in accounting principle
   Discontinued operations
                                                                 1.79
   Cumulative effect of change in
     accounting principle           (.12)
   Net income (loss)               $ .37                       $ (2.38)


Note 1: Certain prior period amounts have been reclassified to conform to the current year's presentation.
Note 2: Pursuant to SEC requirements, the number of common shares used in the calculation of earnings per share includes shares issued in the spin-off.

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